As filed with the Securities and Exchange Commission on February 19, 2021

Registration No. 333-232570

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CELLULAR BIOMEDICINE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	9605 Medical Center Drive, Suite 100, Rockville MD 20850 (301) 825-5320	86-1032927
(State or other Jurisdiction of Incorporation)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(IRS Employer Identification No.)

Andrew Chan
Chief Legal Officer
Cellular Biomedicine Group, Inc.
9605 Medical Center Drive, Suite 100
Rockville, MD 20850
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
John M. Williams III
Michael A. Titera
Gibson, Dunn & Crutcher LLP
3161 Michelson Drive
Irvine, CA 92612
(949) 451-3800

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by Cellular Biomedicine Group, Inc. (“CBMG”) with the Securities and Exchange Commission:

●
Registration No. 333-232570, filed on July 5, 2019, registering an indeterminate number of shares of common stock of CBMG, par value $0.001 per share, preferred stock, debt securities, warrants, rights and/or units representing a maximum aggregate offering price not to exceed $200,000,000.

Pursuant to the Agreement and Plan of Merger, dated as of August 11, 2020 (the “Merger Agreement”), by and among CBMG Holdings (“Parent”), CBMG, and CBMG Merger Sub Inc., CBMG became a wholly-owned subsidiary of Parent. As a result of the transaction contemplated by the Merger Agreement, CBMG has terminated all offerings of its securities pursuant to the Registration Statement and hereby removes and withdraws from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on this 19th day of February, 2021.

CELLULAR BIOMEDICINE GROUP, INC.

By:	/s/ Andrew Chan
Andrew Chan
Chief Legal Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the specified registration statement on Form S-3.